Exhibit 10.2

EXECUTION VERSION

J.P. MORGAN SECURITIES INC. JPMORGAN CHASE BANK, N.A. 270 Park Avenue New York, New York 10017	BARCLAYS BANK PLC BARCLAYS CAPITAL 745 Seventh Avenue New York, New York 10019	UBS SECURITIES LLC 299 Park Avenue New York, NY 10171 UBS LOAN FINANCE LLC 677 Washington Boulevard Stamford, CT 06901

June 9, 2010

Allscripts-Misys Healthcare Solutions, Inc.

222 Merchandise Mart, Suite 2024

Chicago, IL 60654

Attention:         William J. Davis, Chief Financial Officer

Allscripts-Misys Healthcare Solutions, Inc.

Senior Secured Credit Facilities

Commitment Letter

Ladies and Gentlemen:

You have advised J.P. Morgan Securities Inc. (“JPMorgan”), JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”), Barclays Bank PLC (“Barclays Bank”), Barclays Capital, the investment banking division of Barclays Bank (“Barclays Capital”), UBS Securities LLC (“UBSS”) and UBS Loan Finance LLC (“UBS” and together with JPMorgan, JPMorgan Chase Bank, Barclays Bank, Barclays Capital and UBSS, the “Commitment Parties”) that Allscripts-Misys Healthcare Solutions, Inc. (the “Borrower”) intends to enter into the Transactions described in the introductory paragraph of Exhibit A hereto. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Summary of Terms and Conditions attached hereto as Exhibit A (the “Term Sheet”). The sources and uses of funding for the Transactions are described in the Sources and Uses Table (the “Table”) attached hereto as Schedule I.

JPMorgan, Barclays Capital and UBSS are pleased to advise you that they are willing to act as joint lead arrangers and joint bookrunners for the Facilities. Furthermore, (i) JPMorgan Chase Bank is pleased to advise you of its several commitment to provide 55% of the aggregate amount of each of the Facilities, (ii) Barclays Bank is pleased to advise you of its several commitment to provide 30% of the aggregate amount of each of the Facilities and (iii) UBS is pleased to advise you of its several commitment to provide 15% of the aggregate amount of each of the Facilities (JPMorgan Chase Bank,

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Barclays Bank and UBS, together, the “Initial Lenders”). This Commitment Letter, the Term Sheet and the Table (collectively, the “Commitment Letter”) set forth the terms and conditions on and subject to which the Initial Lenders are willing to make their commitments.

It is agreed that JPMorgan, Barclays Capital and UBSS will act as joint lead arrangers and joint bookrunners in respect of the Facilities (in such capacities, the “Arrangers”) and that JPMorgan will have “left” placement in any marketing materials or other documentation used in connection with the Facilities. It is further agreed that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Facilities. You agree that, as a condition to the commitments and agreements hereunder, no other agents, co-agents, bookrunners or arrangers will be appointed, no other titles will be awarded and no compensation will be paid in connection with the Facilities (in each case other than that expressly contemplated by the Term Sheet and the Fee Letter referred to below) unless you and we shall so agree.

You understand that the Facilities will be syndicated and you agree to actively assist the Arrangers in completing timely syndications reasonably satisfactory to the Arrangers and you. We intend to commence syndication efforts promptly, and you agree to actively assist us in completing a syndication reasonably satisfactory to us and you. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing banking relationships, (b) direct contact between your senior management and the proposed Lenders and your using commercially reasonable efforts to ensure direct contact between your advisors and the proposed Lenders at mutually convenient times and locations, (c) as set forth in the next paragraph, assistance from you in the preparation of materials to be used in connection with the syndication (collectively, with the Term Sheet, the “Information Materials”) and (d) the hosting, with us and your senior management, of one or, if mutually agreed, additional meetings of prospective Lenders at mutually convenient times and locations.

You will assist us in preparing Information Materials, including Confidential Information Memoranda, for distribution to prospective Lenders. If requested, you also will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to the Borrower, the Target, their respective affiliates and any of their respective securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to any such entity’s securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein. You also acknowledge that Commitment Party Public-Siders who are publishing debt analysts may participate in any meetings held pursuant to clause (d) of the preceding paragraph to the extent that such meeting is open to any Public-Siders; provided that such analysts shall not publish any information obtained from such meetings at any time in violation of any confidentiality agreement between you and the relevant Commitment Party Public-Sider.

The Borrower agrees that the following documents may be distributed to both Private-Siders and Public-Siders, unless the Borrower advises the Arrangers in writing (including by email) within a reasonable time prior to their intended distribution that such materials should be distributed only to Private-Siders: (a) administrative materials prepared by the Commitment Parties for prospective Lenders (such as a lender meeting invitation, lender allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Facilities and (c) other materials designated by the Borrower for all prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will

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not receive such materials without further discussions with you. The Borrower hereby authorizes the Commitment Parties to distribute draft and final definitive documentation with respect to the Facilities (other than any such documentation identified by the Borrower in writing (including by email) within a reasonable time prior to the intended distribution for distribution solely to Private-Siders) to Private-Siders and Public-Siders.

JPMorgan, Barclays Capital and UBSS, in their capacity as Arrangers, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and, subject to the terms of the Fee Letter, the amount and distribution of fees among the Lenders. In their capacity as Arrangers of the Facilities, JPMorgan, Barclays Capital and UBSS will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. Additionally, the Borrower acknowledges and agrees that, as Arrangers, JPMorgan, Barclays Capital and UBSS are not advising the Borrower as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Borrower shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and the Arrangers shall have no responsibility or liability to the Borrower with respect thereto.

To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to the Borrower and its subsidiaries and the Transactions, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all written information and all oral communication made in Lender meetings and due diligence sessions held in connection with the syndication of the Facilities (other than the Projections and information of a general economic or industry-specific nature) (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, taken as a whole, when furnished, complete and correct in all material respects and does not or will not, taken as a whole, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements thereto) and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon assumptions that you reasonably believe to have been reasonable at the time made and at the time such Projections are made available to the Arrangers (it being understood that any such Projections are subject to significant uncertainties and contingencies, many of which are beyond your control, and that no assurance can be given that such Projections will be realized and that actual results may differ from such Projections and that such differences may be material). You understand that in arranging and syndicating the Facilities we may use and rely on the Information and Projections without independent verification thereof.

If any Initial Lender becomes a Defaulting Lender (as defined below), you may, at your sole expense and effort, upon notice to such Initial Lender and the Arrangers, require such Initial Lender to assign and delegate, without recourse, all of its interests, rights and obligations under this Commitment Letter to an assignee selected by you in consultation with the Arrangers (a “Replacement Lender”) that shall assume such obligations (which assignee may be another Initial Lender, if such other Initial Lender accepts such assignment). The Arrangers agree to use their commercially reasonable efforts to assist you in identifying a Replacement Lender and effecting any such assignment and delegation (it being understood that such efforts shall not be deemed to require the Arrangers to cause any of their affiliates to agree to become the Replacement Lender). It is understood and agreed that any such assignment and delegation shall not reduce or otherwise affect the commitments in respect of the Facilities of the other

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Initial Lenders. For purposes of the foregoing, “Defaulting Lender” shall mean shall mean any Initial Lender that (a) becomes (or is controlled by any person or entity that is) subject to any bankruptcy, insolvency, receivership, conservatorship or other similar proceeding, (b) has (or is controlled by any person or entity that has) become a “defaulting” lender generally in credit agreements to which it is a party (other than actions taken in good faith to exercise or preserve its rights and remedies as a lender) or (c) refuses to execute (after reasonable written notice to such Initial Lender) or, in your reasonable judgment following consultation with the applicable Initial Lender and the Arrangers, materially delays in executing, the definitive credit documentation with respect to the Facilities that has been fully negotiated between you and the Commitment Parties in good faith (the “Credit Documentation”). Notwithstanding the foregoing, no Initial Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Initial Lender or a parent company thereof by a governmental authority or an instrumentality thereof.

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to (a) since May 31, 2009, there not having occurred any Borrower Material Adverse Effect (as defined below), (b) such Commitment Party’s reasonable satisfaction that until the earlier of (i) the completion of a Successful Syndication (as hereinafter defined) and (ii) the date that is 60 days following the initial funding of the Facilities, there shall be (or with regards to any portion of such period occurring after the Closing Date shall reasonably be expected to be) no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any of its subsidiaries (including any new subsidiaries to be formed or acquired in connection with the Transactions), (c) the Arrangers’ having been afforded a period of not less than 45 days following the execution and delivery of this Commitment Letter to syndicate the Facilities, provided that such minimum period shall be extended in case you execute any cure rights pursuant to clause (ii) of clause (f) of this paragraph by the time period from the date written notice is given by the Commitment Parties of noncompliance through the date such noncompliance is cured, (d) the closing of the Facilities on or before December 9, 2010, (e) compliance by you in all material respects with your agreements in clauses (a), (b), (c) and (d) of the fourth paragraph of this Commitment Letter, other than to the extent (i) noncompliance therewith has not materially impeded the syndication of the Facilities or (ii) you shall have cured such noncompliance within 5 business days of having received written notice from the Commitment Parties of such noncompliance (it being agreed that the Commitment Parties shall give you prompt written notice of any such noncompliance); and (f) the other conditions expressly set forth in the Term Sheet. “Borrower Material Adverse Effect” means any event, occurrence, fact, condition, effect, change or development that, individually or when taken together with all other events, occurrences, facts, conditions, effects, changes or developments, is, or is reasonably expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, and no event, effect, change or development to the extent resulting from any of the following, shall constitute or be taken into account in determining whether there has been a “Borrower Material Adverse Effect”: (i) factors affecting the national or world economy or financial, banking, credit, securities or commodities markets, taken as a whole, except to the extent the Borrower and its subsidiaries are adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Borrower and its subsidiaries operate; (ii) conditions generally affecting the industries in which the Borrower or its subsidiaries operate, except to the extent the Borrower and its subsidiaries are adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Borrower and its subsidiaries operate; (iii) factors resulting from or arising out of the announcement of the Merger Agreement, the Misys Agreement or the transactions contemplated thereby

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(including any shareholder or derivative litigation arising from or relating to the Merger Agreement, the Misys Agreement or the transactions contemplated thereby) or the performance of the Merger Agreement or the Misys Agreement; (iv) any circumstances relating to the loss in whole or in part of any business relationship with any customer or client of the Borrower or any of its subsidiaries set forth in Section 9.1(A) of the Parent Disclosure Letter, other than as a result of the valid termination by a customer or client of any written contract due to the breach by the Borrower or any of its subsidiaries of its obligations under any such written contract to license material intellectual property rights owned by the Borrower or any of its subsidiaries or perform material services related to such licenses required to be licensed or performed, respectively, under such written contract; (v) any failure by the Borrower to meet any analysts’ revenue or earnings projections or Borrower guidance, in and of themselves, or any failure by the Borrower to meet any of the Borrower’s internal or published revenue or earnings projections or forecasts, in and of themselves, or any decline in the trading price or trading volume of the common stock of the Borrower, in and of themselves (it being understood that any event, occurrence, fact, condition, effect, change or development giving rise to any such failure or decline, other than an event, occurrence, fact, condition, effect, change or development set forth in clauses (i) through (iv) above or clauses (vi) through (viii) below, may be deemed to constitute, and may be taken into account in determining whether there has been, or is reasonably expected to be, a Borrower Material Adverse Effect); (vi) any effect resulting from changes in laws or accounting principles, in each case, after the date hereof; (vii) any effect resulting from any outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any act of terrorism; or (viii) any increase in the cost of or decrease in the availability of financing to the Borrower or its subsidiaries with respect to the Share Repurchases. “Successful Syndication” means that JPMorgan Chase Bank shall hold no more than $60,000,000 of the aggregate commitment amount under the Facilities, Barclays Bank shall hold no more than $50,000,000 of the aggregate commitment amount under the Facilities and UBS shall hold no more than $40,000,000 of the aggregate commitment amount under the Facilities.

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto or whether brought by the Company, the Guarantors (as defined in the Term Sheet), any of their respective affiliates or any other person or entity, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from (i) the willful misconduct or gross negligence of such indemnified person or any of its affiliates or its or their respective officers, directors, employees or agents or (ii) a material breach by the relevant indemnified person of the express contractual obligations of such indemnified person under this Commitment Letter or the Credit Documentation pursuant to a claim made by the Borrower, and (b) to reimburse each Commitment Party and its affiliates on demand for all out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Fee Letter and the Credit Documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person or any of its affiliates or its or their respective officers, directors, employees or agents. In addition, no indemnified person shall be liable for

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any special, indirect, consequential or punitive damages in connection with this Commitment Letter, the Fee Letter, the Facilities, the use of the proceeds thereof, the Transactions or any related transaction.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that each Arranger is a full service securities firm and each Arranger may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter. You waive, to the fullest extent permitted by law, any claims you may have against each Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty, in each case, in connection with the syndication of the Facilities, and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your stockholders, employees or creditors, in each case, in connection with the syndication of the Facilities.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates, subject to the confidentiality restrictions set forth herein, information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

This Commitment Letter shall not be assignable (a) by you without the prior written consent of each Commitment Party (and prior to the Misys Closing (as defined below), the approval of the Audit Committee of the Borrower’s Board of Directors) or (b) by any Commitment Party without the prior written consent of each Arranger and you (which consent, in the case of the Borrower prior to the Misys Closing, shall be approved by the Audit Committee of the Borrower’s Board of Directors) and any purported assignment without such consent shall be null and void, is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons (it being agreed that (i) each Initial Lender reserves the right in its sole discretion at any time to assign and delegate all or a portion of its commitments in respect of the Facilities hereunder, and to allocate all or a portion of its fees payable in connection therewith, to one or more of its affiliates, provided that no such assignment or delegation shall relieve such Initial Lender of any of its obligations hereunder or under the Credit Documentation, including of any obligation in respect of its commitment in respect of the Facilities, in the event such affiliate shall fail to perform such obligation in accordance with the terms hereof or of the Credit Documentation, as applicable and (ii) the Initial Lenders have the right to syndicate the Facilities and receive commitments with respect thereto, provided that, except as contemplated under clause (b) of this paragraph, (x) no Initial Lender may assign all or any portion of its commitments hereunder prior to the Closing Date and (y) each Initial Lender shall retain exclusive control over all rights and obligations with respect to the commitments hereunder until the Closing Date has occurred). This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party; provided that (a) the Borrower shall have the right, upon prior written notice to the Arrangers, to

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terminate this Commitment Letter and the commitments hereunder, subject to the provisions of the second to last paragraph hereof and (b) any waiver or amendment by the Borrower prior to the Misys Closing shall be approved by the Audit Committee of the Borrower’s Board of Directors.

This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by email or facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of the Commitment Parties and the Borrower.

This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York; provided, however, that the interpretation of the definition of “Borrower Material Adverse Effect” for purposes of this Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. Each party hereto consents to the exclusive jurisdiction and venue of the state or federal courts located in the City of New York. Each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the state or federal courts located in the City of New York and (b) any right it may have to a trial by jury in any suit, action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this Commitment Letter, the Fee Letter, the Term Sheet, the transactions contemplated hereby or the performance of services hereunder.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your officers, directors, agents and advisors and, on a confidential basis, those of the Target and Misys who are directly involved in the consideration of this matter (except that the Fee Letter may only be disclosed to the Target or Misys in a mutually agreed upon redacted form), (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof to the extent permitted by applicable law) or (c) with our prior written consent, provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

Each Commitment Party and its affiliates will use all Confidential Information (as defined below) solely for purposes that are subject to this Commitment Letter and the transactions contemplated thereby and shall treat confidentially all such Confidential Information, except that Confidential Information may be disclosed (a) to its and its affiliates’ partners, directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information), (b) to the extent requested or required by any state, Federal or foreign authority or examiner regulating such Commitment Party, (c) to the extent required by applicable law, rule or regulation or by any subpoena or similar legal process, (d) in connection with any litigation or legal proceeding relating to this Commitment Letter or the Fee Letter or any other documentation in connection therewith or the enforcement of rights hereunder or thereunder or to which such Commitment Party or any of its affiliates may be a party, (e) to any prospective Lender (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Confidential

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Information and agree to keep such Confidential Information confidential to the same extent as required of each of the Commitment Parties hereinabove and below or as otherwise reasonably acceptable to you and each Commitment Party, including as may be agreed in any confidential information memorandum or other marketing material), (f) with the consent of the Borrower, (g) on a confidential basis, to any rating agency when required by such rating agency or (h) to the extent such Confidential Information (i) becomes publicly available other than as a result of a breach of this paragraph or (ii) becomes available to such Commitment Party on a nonconfidential basis from a source other than the Borrower or any of its subsidiaries, officers, directors, employees or advisors. For the purposes of this paragraph, “Confidential Information” means all information received from the Borrower or any of its subsidiaries, officers, directors, employees or advisors relating to the Borrower or its businesses, other than any such information that is available to the Commitment Parties on a nonconfidential basis prior to disclosure by the Borrower. The obligations of the Commitment Parties under this paragraph shall remain in effect until the earlier of (i) one year from the date of termination of the commitments and agreements of the Commitment Parties hereunder and (ii) the date the Credit Documentation becomes effective, at which time any confidentiality undertaking in the Credit Documentation shall supersede the provisions of this paragraph.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheet), which information includes names and addresses and other information that will allow such Commitment Party to identify the Borrower and each Guarantor in accordance with the Patriot Act.

The compensation, reimbursement, indemnification and confidentiality, governing law, consent to jurisdiction and waiver of jury trial provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided that the reimbursement, confidentiality and indemnification provisions hereunder (other than the confidentiality of the Fee Letter and the contents thereof) shall be superseded by the reimbursement, confidentiality and indemnification provisions of the Credit Documentation upon the effectiveness thereof.

Notwithstanding any other provision of this Commitment Letter, the Term Sheet or the Fee Letter to the contrary, in the event that, prior to the consummation of the Initial Share Repurchase and the Misys Offering (collectively, the “Misys Closing”) or, if the Misys Closing does not occur, at any time after the date hereof (i) there is any action or determination to be made by us hereunder that would require approval of the Borrower’s Board of Directors or any committee thereof, (ii) there is any action, suit, proceeding, litigation or arbitration between the Borrower and Misys or (iii) there is any disputed claim or demand (including any claim or demand relating to enforcing any remedy under this Commitment Letter, the Term Sheet or the Fee Letter) by the Borrower against Misys, or by Misys against the Borrower, all actions or determinations of the Borrower prior to the Misys Closing or, if the Misys Closing does not occur, at any time after the date hereof or any determinations of the Borrower relating to any such action, suit, proceeding, litigation, arbitration, claim or demand (including all determinations by the Borrower whether to institute, compromise or settle any such action, suit, proceeding, litigation, arbitration, claim or demand and all determinations by the Borrower relating to the prosecution or defense thereof), shall be made and approved by the Audit Committee of the Borrower’s Board of Directors.

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If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 5:00 p.m., New York City time, on June 9, 2010. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ James McHugh
Name:	James McHugh
Title:	Executive Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Krys Szremski
Name:	Krys Szremski
Title:	Vice President

[Commitment Letter]

BARCLAYS BANK PLC

By:	/s/ John Skorbe
Name:	John Skorbe
Title:	Managing Director

[Commitment Letter]

UBS SECURITIES LLC

By:	/s/ David W. Barth
Name:	David W. Barth
Title:	Managing Director
High Yield Capital Markets

By:	/s/ Michael Lawton
Name:	Michael Lawton
Title:	Director

UBS LOAN FINANCE LLC

By:	/s/ David W. Barth
Name:	David W. Barth
Title:	Managing Director
High Yield Capital Markets

By:	/s/ Michael Lawton
Name:	Michael Lawton
Title:	Director

[Commitment Letter]

Accepted and agreed to as of

the date first written above by:

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

By:	/s/ William J. Davis
Name:	William J. Davis
Title:	Chief Financial Officer

[Commitment Letter]

Schedule I

SOURCES AND USES TABLE

Sources:
	Term Loans	$570,000,000

	Revolving Loans[1]	$0

	Cash on Hand	$30,300,000

	Total Sources	$600,300,000

Uses:
	Initial Share Repurchase	$577,400,000

	Payment of Fees and Expenses[2]	$22,900,000

	Total Uses	$600,300,000

[1]	$150,000,000 availability.
[2]	Includes estimated OID.

[Commitment Letter]

EXHIBIT A

ALLSCRIPTS-MISYS HEALTHCARE SOLUTIONS, INC.

CREDIT FACILITIES

Summary of Terms and Conditions

Allscripts-Misys Healthcare Solutions, Inc. (the “Borrower”) intends to (a) acquire all of the outstanding capital stock of the company separately identified to the Lenders (as defined below) as “Electron” (the “Target”) solely in exchange for newly issued shares of common stock of the Borrower pursuant to a merger agreement (the “Merger Agreement”) to be entered into with the Target (the “Electron Acquisition”) and (b) enter into an agreement (the “Misys Agreement”) with Misys plc (“Misys”) pursuant to which (i) the Borrower will exchange newly issued shares of common stock of the Borrower for the capital stock of a US subsidiary of Misys (“Newco”) holding 61,308,295 of the outstanding shares of common stock of the Borrower held by Misys; (ii) the Borrower will agree initially to repurchase outstanding shares of common stock of the Borrower (the “Misys Shares”) indirectly owned by Misys for an aggregate purchase price of approximately $577,400,000 (which Misys Shares will be immediately cancelled) (the “Initial Share Repurchase”), (iii) the Borrower will also agree to purchase additional Misys Shares at the direction of Misys for an aggregate purchase price of approximately $101,600,000 upon consummation of the Electron Acquisition (which Misys Shares will also be immediately cancelled) (the “Second Share Repurchase” and, together with the Initial Share Repurchase, the “Share Repurchases”)) and (iv) the Borrower will agree to assist with a secondary offering of Misys Shares in connection with the Transactions (as defined below) (the “Misys Offering”). In connection with the Transactions, the Borrower wishes to establish $720,000,000 in senior secured credit facilities (the “Facilities”), the proceeds of which would be available to finance the Share Repurchases, the payment of fees and expenses in connection with the Transactions and the ongoing working capital and general corporate needs of the Borrower and its subsidiaries. References herein to the “Transactions” shall include the Share Repurchases, the entering into of the Facilities and, if consummated, the Electron Acquisition. The sources and uses of funding for the Transaction are described in the Sources and Uses Table (the “Table”) attached hereto as Schedule I. Set forth below is a statement of the terms and conditions for the Facilities:

I. PARTIES

Borrower:	The Borrower.

Guarantors:	The Borrower’s direct and indirect, existing and future, material domestic subsidiaries other than Newco (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”).

Lead Arrangers and Bookrunners:	J.P. Morgan Securities Inc., Barclays Capital, the investment banking division of Barclays Bank PLC (“Barclays Capital”) and UBS Securities LLC (in such capacity, the “Arrangers”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, the “Administrative Agent”).

Syndication Agent:	Barclays Capital.

Documentation Agent:	UBS Loan Finance LLC (“UBS”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, Barclays Bank PLC and UBS, arranged by the Arrangers in consultation with the Borrower (collectively, the “Lenders”).

II. TYPES AND AMOUNTS OF FACILITIES

A. Term Facility

Type and Amount:	A six-year term loan facility (the “Term Facility”) in the amount of $570,000,000 (the loans thereunder, the “Term Loans”). The Term Loans shall be repayable in 24 quarterly installments, the first 23 of which shall equal 0.25% of the initial aggregate principal amount of the Term Loans with the remaining principal balance due and payable on the sixth anniversary of the Closing Date.

Availability:	The Term Loans shall be made in a single drawing on the Closing Date.

Purpose:	The proceeds of the Term Loans shall be used to finance a portion of the Share Repurchases and to pay fees and expenses related to the Transactions.

B. Revolving Facility

Type and Amount:	A five-year revolving facility (the “Revolving Facility”; the commitments thereunder, the “Revolving Commitments”) in the amount of $150,000,000 (the loans thereunder, together with (unless the context otherwise requires) the Swingline Loans referred to below, the “Revolving Loans”; and together with the Term Loans, the “Loans”).

Availability:	The Revolving Facility shall be available on a revolving basis during the period commencing on the Closing Date and ending on the date that is five years after the Closing Date (the “Revolving Termination Date”).

Maturity:	The Revolving Termination Date.

Letters of Credit:	A portion of the Revolving Facility not in excess of $50,000,000 shall be available for the issuance of letters of credit (the “Letters of Credit”) by JPMorgan Chase Bank (in such capacity, the “Issuing Lender”), including letters of credit in certain foreign currencies to be agreed. No Letter of Credit shall have an expiration date after the earlier of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date, provided that (i) any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (b) above) and (ii) any Letter of Credit may have an expiry date later than the date referred to in clause (b) above if at the time of issuance the Borrower agrees to cash collateralize the obligations with respect to such Letter of Credit no later than 30 days prior to the Revolving Termination Date (or, if later, at the time of issuance) by providing a deposit of cash in an amount equal to 105% of the face amount of such Letter of Credit on terms reasonably satisfactory to the Issuing Lender.

Drawings under any Letter of Credit shall be reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the same business day (or on the next business day if notice of such drawing is received after 10:00 a.m.). To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to fund participations in the reimbursement obligation on a pro rata basis.

Swingline Loans:	A portion of the Revolving Facility not in excess of $10,000,000 shall be available for swingline loans (the “Swingline Loans”) from JPMorgan Chase Bank on same-day notice. Any Swingline Loans will reduce availability under the Revolving Facility on a dollar-for-dollar basis. Each Lender under the Revolving Facility shall be unconditionally and irrevocably required to purchase, under certain circumstances, a pro rata participation in each Swingline Loan.

Purpose:	The proceeds of the Revolving Loans shall be used to finance (a) a portion of the Transactions and to pay related fees and expenses and (b) the working capital needs and general corporate purposes of the Borrower and its subsidiaries, including financing of permitted acquisitions.

C. Incremental Facility

The Borrower shall be permitted, without the consent of any Lender other than the Lenders providing the Incremental Facility, to add one or more incremental term loan facilities (each such term loan facility, an “Incremental Term Facility”) to the Facilities and/or increase commitments under the Revolving Facility (each such increase, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $250,000,000; provided that (i) no existing Lender will be required to participate in any such Incremental Facility without its consent, (ii) no event of default or default under the Credit Documentation (as defined below) exists or would exist after giving effect thereto, (iii) the Borrower is in compliance, on a pro forma basis after giving effect to any borrowing under such Incremental Facility with the financial covenants in the Credit Documentation recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, (iv) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity date of the Term Facility, and the weighted average life of such Incremental Term Facility shall be not shorter than the then remaining weighted average life of the Term Facility, (v) the interest rate margins and (subject to clause (iv)) amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder; provided that in the event that the applicable interest rate margins for the Incremental Term Facility are more than 0.50% per annum higher than the interest rate margins for the Term Facility, then the interest rate margins for the Term Facility shall be increased so that such interest rate margins are equal to the interest rate margins for such Incremental Term Facility minus 0.50% per annum, (vi) if the Revolving Facility is still in effect, any Incremental Revolving Facility shall be on terms and pursuant to documentation applicable to the Revolving Facility, and (vii) any Incremental Term Facility shall be on terms and pursuant to documentation to be determined by the Borrower and the lenders thereunder; provided that, to the extent such terms and documentation are not consistent with the Term Facility (except to the extent permitted by clause (iv) or (v) above), they shall be reasonably satisfactory to the Administrative Agent; provided, further, that in determining the interest rate margins applicable to any Incremental Term Facility and the Term Facility, (x) original issue discount (“OID”) or upfront fees (which shall be deemed to constitute like amounts of OID) paid by the Borrower to the Lenders under the Term Facility or such Incremental Term Facility in the initial primary syndication thereof shall be included and equated to interest rate (with OID being equated to interest based on an assumed four-year life to maturity), (y) the excess of the Closing Date LIBOR Floor (as defined below) over three-month LIBOR and the excess of the Closing Date ABR Floor (as defined below) over the Base Rate, in each case without duplication as of the Closing Date, shall be equated to interest margin on the Term Facility for purposes of the foregoing and (z) the excess of any LIBOR “floor” over three-month LIBOR and the excess of any ABR “floor” over the ABR, in each case without duplication as of the date of drawing of such Incremental Term Facility, shall be equated to interest margin on such Incremental Term Facility for purposes of the foregoing.

III. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments and Commitment Reductions:	Loans may be prepaid and commitments may be reduced by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Term Loans shall be applied to the respective installments thereof as determined by the Borrower. Optional prepayments of the Term Loans may not be reborrowed.

Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans, provided that no such prepayment under clauses (b) or (c) below shall be required to the extent that, prior to or after giving effect thereto, the total leverage ratio is less than 2.5 to 1.0:

(a) 100% of the net proceeds of any incurrence of indebtedness (other than indebtedness permitted under the Credit Documentation (subject to certain exceptions as may be agreed)) after the Closing Date by the Borrower or any of its subsidiaries.

(b) 100% of the net cash proceeds of any sale, or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets in excess of $5,000,000 in any fiscal year, except for the sale of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions to be agreed upon (including capacity for reinvestment in productive assets of the kind then used or usable by the Borrower or any of its subsidiaries within one year (or eighteen months if a binding contract to use such proceeds shall have been entered into within such one-year period)).

(c) the sum of (i) 50% of excess cash flow (to be defined) for each fiscal year of the Borrower (commencing with the 2012 fiscal year) minus (ii) any voluntary prepayments of the Term Loans during such fiscal year.

All such amounts shall be to the respective installments thereof ratably in accordance with the then outstanding amounts thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

IV. COLLATERAL	The obligations of each Loan Party in respect of the Facilities, and any swap agreements and, at the Borrower’s election, cash management arrangements provided by any Lender (or any affiliate of a Lender), shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property, material owned real property and all of the capital stock of each

Guarantor and, in the case of foreign subsidiaries, up to 65% of the capital stock of first tier material foreign subsidiaries) (collectively, the “Collateral”). The Collateral shall exclude (i) assets (including vehicles) that are subject to certificated title statues, (ii) leasehold interests in real property, (iii) assets as to which the Administrative Agent shall determine in its sole reasonable discretion that the cost of obtaining a security interest therein or perfection thereof are excessive in relation to the value of the security to be afforded thereby, (iv) assets as to which granting or perfecting such security interests would violate (a) applicable law or (b) contracts evidencing or giving rise to such assets (but only to the extent such contractual provisions are not rendered ineffective by applicable law or otherwise unenforceable), (v) any contract in which the grant of a security interest therein is prohibited thereby (but only to the extent such contractual provisions are not rendered ineffective by applicable law or otherwise unenforceable) and (vi) the capital stock of Newco and all shares of capital stock of the Borrower owned by Newco. On the Closing Date, there shall be no requirement to provide (i) lockbox arrangements or control agreements relating to the Borrower’s or its subsidiaries’ bank or security accounts or (ii) mortgages or other means of perfection or control other than through means of the filing of an initial financing statement under the Uniform Commercial Code or the delivery of stock certificates (endorsed in blank or with accompanying stock powers) or instruments; control agreements relating to material bank and security accounts, mortgages and such other means of perfection or control may be required at a later date in the Administrative Agent’s reasonable discretion.

V. CERTAIN CONDITIONS

Initial Conditions:	The availability of the Facilities shall be conditioned upon the satisfaction of the following conditions precedent (the date upon which all such conditions precedent shall be satisfied (which date shall not be later than December 9, 2010), the “Closing Date”):

(a) Each Loan Party shall have executed and delivered definitive financing documentation with respect to the Facilities setting forth the terms set forth herein and as otherwise mutually agreed (the “Credit Documentation”).

(b) The Misys Agreement and related documentation required pursuant to the Misys Agreement to be executed on or prior to the date of the Initial Share Repurchase (the “Misys Separation Documentation”) shall have been executed on terms reasonably satisfactory to the Arrangers (the review of which shall be conducted and concluded promptly and without the intent to hinder or delay), and no provision thereof shall have been waived, amended, supplemented or otherwise modified in any respect that is material and adverse to the Lenders without approval of the Arrangers, it being agreed that the draft Misys Agreement and each of the Exhibits thereto provided to the Arrangers on June 9, 2010 shall be reasonably satisfactory. The Initial Share Repurchase shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities shall be consummated, in accordance with the terms of the Misys Separation Documentation without material waiver, amendment, supplement or modification thereof, except as approved by the Arrangers (the review of which shall be conducted and concluded promptly and without the intent to hinder or delay).

(c) All of the existing indebtedness of the Borrower and its subsidiaries under the Borrower’s existing credit facility with the Administrative Agent shall have been repaid in full (or, in the case of letters of credit issued thereunder, deemed to be issued pursuant to the Credit Documentation, terminated, cash collateralized or otherwise supported with Letters of Credit issued pursuant to the Credit Documentation).

(d) The Lenders, the Administrative Agent and the Arrangers shall have received all fees required to be paid, and all expenses required to be paid for which invoices have been presented not less than one business day prior to the Closing Date.

(e) All governmental and third party approvals necessary to consummate the Transactions (other than the Electron Acquisition and the Second Share Repurchase) and the financing contemplated hereby (including shareholder approvals) shall have been obtained and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose materially adverse conditions on the Transactions (other than the Electron Acquisition and the Second Share Repurchase) or the financing thereof.

(f) The Borrower shall have delivered (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph as to which such financial statements are available.

(g) The Borrower shall have delivered a pro forma consolidated balance sheet of the Borrower and its subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to the preceding paragraph, and a pro forma statement of operations for the twelve-month period ending on such balance sheet date, in each case prepared after giving effect to the consummation of the Transactions (other than the Electron Acquisition and the Second Share Repurchase) and the financings contemplated hereby as if such transactions had occurred on such date or on the last day of such period, as the case may be.

(h) The Borrower shall have used commercially reasonable efforts to receive a corporate credit rating of the Borrower from each of Standard & Poor’s Ratings Group (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”).

(i) The Administrative Agent shall have received the results of a recent bring down lien search in each relevant jurisdiction with respect to the Borrower and the Guarantors, and such search shall reveal no liens on any of the Collateral except for liens permitted by the Credit Documentation, liens to be discharged on or prior to the Closing Date and liens disclosed in the lien search results delivered to the Administrative Agent prior to the date of execution of this Commitment Letter.

(j) Except as otherwise provided in “Collateral” above, all documents and instruments required to perfect the Administrative Agent’s security interest in the Collateral (including UCC-1 financing statements, delivery of stock certificates and undated stock powers executed in blank) shall have been executed and be in proper form for filing.

(k) The Administrative Agent shall have received a solvency certificate from the chief financial officer of the Borrower (or, at the Borrower’s option, a solvency opinion from an independent investment bank or valuation firm of nationally recognized standing) that shall document the solvency of the Borrower and its subsidiaries (on a going concern and consolidated basis) after giving effect to the Transactions (other than the Electron Acquisition).

(l) The Administrative Agent shall have received such legal opinions (including from special and local counsel), closing certificates, and similar closing documents as are customary for financings of this type, in each case, as may be reasonably requested by the Administrative Agent.

(m) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

(n) The pro forma ratio of total indebtedness of the Borrower and its subsidiaries to EBITDA (calculated consistent (except to the extent mutually agreed) with the Borrower’s existing credit agreement and, if the Electron Acquisition closes substantially simultaneous with or before the Closing Date, giving pro forma effect to the Electron Acquisition) shall not exceed 4.0 to 1.0, and the Borrower shall have provided reasonably satisfactory support for such calculation.

On-Going Conditions:	The making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation, a “material adverse change” shall mean any event, development or circumstance that has resulted or could reasonably be expected to result in (a) a material adverse effect on the business, financial condition or results of operations of the Borrower and its subsidiaries taken as a whole or (b) a material impairment in the ability of the Loan Parties, taken as a whole, to perform their obligations under the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder; provided that for purposes of the initial funding of the Facilities on the Closing Date and the funding of the Second Share Repurchase “material adverse change” shall be defined as “Borrower Material Adverse Effect” (as defined in the Commitment Letter).

VI. CERTAIN DOCUMENTATION MATTERS

The Credit Documentation shall contain the following representations, warranties, covenants and events of default (in each case, applicable to the Borrower and its subsidiaries), subject to customary exceptions, materiality qualifications and grace periods and such other exceptions as are mutually agreed:

Representations and Warranties:	Financial statements (including pro forma financial statements); absence of undisclosed liabilities as of the Closing Date; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law, charter documents or contractual obligations; no material litigation; governmental consents; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters, ERISA; Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; Regulation H; and delivery of the Misys Agreement and certain other material documents delivered in connection therewith.

Affirmative Covenants:	Delivery of quarterly and annual financial statements, reports, accountants’ letters, projections, officers’ certificates and other information reasonably requested by the Lenders (through the Administrative Agent); retirement of any stock repurchased in Share Repurchases to the extent the Share Repurchases are financed with proceeds of the Facilities; payment of taxes; continuation of business and maintenance of existence and material rights and privileges; compliance with laws; maintenance of property and insurance; maintenance of books and records; right of the Administrative Agent and the Lenders to inspect property and books and records (unless a default shall be continuing or the Administrative Agent reasonably believes an event has occurred that has a material adverse effect, (i) to be limited to once annually, and (ii) neither the Borrower nor any of its subsidiaries shall be required to pay or reimburse any costs or expenses incurred by any Lender (other than the Administrative Agent) in connection therewith); notices of defaults, litigation and other events having a material adverse effect; compliance with environmental laws; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Financial Covenants:

Commencing with the first fiscal quarter ending after the Closing Date, minimum interest coverage ratio, tested quarterly on a trailing twelve-month basis for the Borrower and its consolidated subsidiaries, of not less than 3.5 to 1.0, with step-ups to be agreed between the Borrower and the Administrative Agent (interest coverage ratio to be defined as the ratio of EBIT to cash interest expense, calculated consistent (except to the extent mutually agreed) with the Borrower’s existing credit agreement).[1] The Borrower shall be entitled to add back to EBIT transaction and integration costs and expenses relating to the Electron Acquisition, subject to a cap to be agreed.

Maximum leverage ratio, tested quarterly on a trailing twelve-month basis for the Borrower and its consolidated subsidiaries, not greater than 4.0 to 1.0, with step-downs to be agreed between the Borrower and the Administrative Agent (leverage ratio to be defined as the ratio of indebtedness to EBITDA, calculated consistent (except to the extent mutually agreed) with the Borrower’s existing credit agreement).[2] The Borrower shall be entitled to add back to EBITDA transaction and integration costs and expenses relating to the Electron Acquisition, subject to a cap to be agreed.

[1]	Upon consummation of the Electron Acquisition, the minimum interest coverage ratio will increase to 4.5 to 1.0 and remain at such level for the term of the Facilities.
[2]	Upon consummation of the Electron Acquisition, the maximum leverage ratio will decrease to 3.0 to 1.0 and remain at such level for the term of the Facilities.

Negative Covenants:

Limitations on: indebtedness (including guarantee obligations); liens; mergers (permitting the Permitted Electron Acquisition (as defined below)), consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock provided that (i) dividends and such other payments shall be permitted so long as the Borrower’s leverage ratio is less than 1.75 to 1.0 and (ii) if the Borrower’s leverage ratio is greater than or equal to 1.75 to 1.0, dividends and such other payments shall be subject to baskets to be agreed[3]; acquisitions (other than (i) the Electron Acquisition as long as (x) consummated in accordance with the description in the first paragraph of this Term Sheet and (y) since December 31, 2009, no Target Material Adverse Effect (as defined below) has occurred (the “Permitted Electron Acquisition”) and (ii) provided that other non-hostile acquisitions shall be permitted so long as (in the case of this clause (ii)) the Borrower is in pro forma compliance with financial covenants, no default has occurred and is continuing, and the Borrower’s leverage ratio is less than 2.0 to 1.0); investments (permitting the Permitted Electron Acquisition) , loans and advances; prepayments and modifications of subordinated debt instruments; transactions with affiliates; sale-leasebacks; hedging arrangements; negative pledge clauses adversely affecting the Administrative Agent’s liens on the Collateral and clauses restricting subsidiary distributions; changes in lines of business; business and assets of Newco (to be limited to holding of common stock of the Borrower and any transactions expressly contemplated in the Misys Agreement); and amendments to the Misys Agreement and other material transaction documents.

“Target Material Adverse Effect” shall mean, except as set forth in Section 6.3(c) of the Company Disclosure Letter or in the Company SEC Disclosure (as such terms are defined in the Merger Agreement), any event, occurrence, fact, condition, effect, change or development that, individually or when taken together with all other events, occurrences, facts, conditions, effects, changes or developments, is, or is reasonably expected to be, materially adverse to the business, assets, liabilities (contingent or otherwise), financial condition or results of operations of the Target and its subsidiaries, taken as a whole; provided, however, that none of the following shall constitute, and no event, effect, change or development to the extent resulting from any of the following, shall constitute or be taken into account in determining whether there has been a “Target Material Adverse Effect”: (i) factors affecting the national or world economy or financial, banking, credit, securities or commodities markets, taken as a whole, except to the extent the Target is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Target operates; (ii) conditions generally affecting the industries in which the Target or its subsidiaries operate, except to the extent the Target is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in

[3]	Note: Inclusion of the Restricted Payment baskets set forth above requires corporate ratings of the Borrower of BB/Ba2 or higher.

which the Target operates; (ii) conditions generally affecting the industries in which the Target or its subsidiaries operate, except to the extent the Target is adversely affected in a disproportionate manner as compared to other comparable companies in the industry in which the Target operates; (iii) factors resulting from or arising out of the announcement of the Merger Agreement, the Misys Agreement or the transactions contemplated thereby (including any shareholder or derivative litigation arising from or relating to the Merger Agreement, the Misys Agreement or the transactions contemplated thereby) or the performance of the Merger Agreement or the Misys Agreement; (iv) any circumstances relating to the loss in whole or in part of any business relationship with any customer or client of the Target or any of its subsidiaries set forth in Section 9.1 of the Company Disclosure Letter, other than as a result of the valid termination by a customer or client of any written contract due to the breach by the Target or any of its subsidiaries of its obligations under any such written contract to license material intellectual property rights owned by the Target or any of its subsidiaries or perform material services related to such licenses required to be licensed or performed, respectively, under such written contract; (v) any failure by the Target to meet any analysts’ revenue or earnings projections or Target guidance, in and of themselves, or any failure of the Target to meet any of the Target’s internal or published revenue or earnings projections or forecasts, in and of themselves (it being understood that any event, occurrence, fact, condition, effect, change or development giving rise to any such failure or decline, other than an event, occurrence, fact, condition, effect, change or development set forth in clauses (i) through (iv) above or clauses (vi) through (ix) below, may be deemed to constitute, and may be taken into account in determining whether there has been, or is reasonably expected to be, a Target Material Adverse Effect); (vi) any effect resulting from changes in Laws or accounting principles, in each case, after the date of the Merger Agreement; (vii) any effect resulting from any outbreak or escalation of hostilities, the declaration of a national emergency or war, or the occurrence of any act of terrorism; (viii) any event, effect, change or development arising or resulting from any material breach of the Merger Agreement by the Borrower or its affiliates; or (ix) any increase in the cost of or decrease in the availability of financing to the Borrower or its subsidiaries with respect to the Share Repurchases.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of five business days; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to customary grace periods); cross-default to indebtedness in excess of $20,000,000; bankruptcy events; certain ERISA events; judgments in excess of $20,000,000 (after deduction of any amount that is covered by a valid and binding insurance policy in favor of the relevant Loan Party); actual (or any Loan Party or affiliate of a Loan Party shall assert) invalidity of any guarantee or security document; and a change of control (the definition of which is to be agreed upon).

Voting:	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans and Revolving Commitments, except that, subject to the defaulting lender provisions as provided below, (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all the Guarantors. In addition, “class” voting requirements with respect to each Facility adversely affected thereby will apply to modifications affecting waiver of post-default increase in interest rate, reduction or elimination of mandatory prepayment requirements and changes in the pro rata treatment provisions.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower (such consent not to be unreasonably withheld or delayed) unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund, and (c) the Issuing Lender, unless a Term Loan is being assigned. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 (in the case of the Term Facility) and $5,000,000 (in the case of the Revolving Facility), in each case unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments payable by the assignor or assignee. The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Defaulting Lenders:	The Credit Documentation will contain provisions regarding Defaulting Lenders reasonably acceptable to the Administrative Agent and the Borrower.

Yield Protection:	The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto; provided that any request for any amount under clause (a) or (b) shall include reasonable details of the calculation thereof and the Borrower’s liability shall not be retroactive for more than 180 days.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arrangers associated with the syndication of the Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Arrangers and, if necessary, one local counsel in any applicable jurisdiction and, in the case of a conflict of interest, one additional counsel per affected party and any specialist counsel, if reasonably necessary) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

The Administrative Agent, the Arrangers and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they resulted from the gross negligence or willful misconduct of the relevant indemnified person or a material breach by the relevant indemnified person of the express contractual obligations under the Credit Documentation pursuant to a claim made by the Borrower, in each case as determined by a final, nonappealable judgment of a court of competent jurisdiction.

Governing Law and Forum:	State of New York; provided, however, that the interpretation of the definitions of “Borrower Material Adverse Effect” and

“Target Material Adverse Effect” shall be governed by, and construed and interpreted in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Counsel to the Administrative Agent and the Arrangers:	Simpson Thacher & Bartlett LLP.

Annex I

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin; provided, that all Swingline Loans shall bear interest at a rate per annum equal to the ABR plus the Applicable Margin.

As used herein:

“ABR” means the highest of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.5% and (iii) the Eurodollar Rate for a one month interest period plus 1.0%; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall ABR be deemed to be less than 2.50% per annum for the Term Facility (the “Closing Date ABR Floor”).

“Applicable Margin” means with regard to Term Loans and Revolving Loans a percentage determined in accordance with the pricing grid attached hereto as Annex I-A.

“Eurodollar Rate” means the rate (adjusted for statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one, two, three or six months or, with respect to Revolving Loans, subject to availability to all affected Lenders, 7 or 14 days, (as selected by the Borrower) appearing on Reuters Screen LIBOR 01; provided, however, that notwithstanding the rate calculated in accordance with the foregoing, at no time shall the Eurodollar Rate be deemed to be less than 1.50% per annum for the Term Facility (the “Closing Date LIBOR Floor”).

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:	The Borrower shall pay a commitment fee calculated at a rate per annum equal to 0.50% on the average daily unused portion of the Revolving Facility, payable quarterly in arrears. Swingline Loans shall, for purposes of the commitment fee calculations only, not be deemed to be a utilization of the Revolving Facility. The Borrower shall not be required to pay a commitment fee in respect of the commitment for the Revolving Facility of any Lender for any period during which such Lender is a defaulting lender.

Letter of Credit Fees:	The Borrower shall pay a fee on all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans under the Revolving Facility on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears. The Borrower shall not be required to pay such fee in respect of the commitment for the Revolving Facility of any Lender for any period during which such Lender is a defaulting lender.

A fronting fee at a rate per annum equal to 0.125% on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Facilities, all overdue amounts shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

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Annex I-A

The Applicable Margin for Revolving Loans and Term Loans shall be determined on the Closing Date based upon the rate per annum set forth below opposite the applicable corporate ratings of the Borrower:4

	Corporate Rating	Applicable Margin Eurodollar Loans (Term Loans)	Applicable Margin Eurodollar Loans (Revolving Loans)	Applicable Margin ABR Loans (Term Loans)	Applicable Margin ABR Loans (Revolving Loans
Level I	BB+ and Ba1 or any more favorable rating, in each case with stable outlook or better	3.00-3.25%	2.50-2.75%	2.00-2.25%	1.50-1.75%

Level II	BB and Ba2, in each case with stable outlook or better (but not Level I)	3.25-3.50%	2.75-3.00%	2.25-2.50%	1.75-2.00%

Level III	At neither Level I nor Level II	3.50-3.75%	3.00-3.25%	2.50-2.75%	2.00-2.25%

For purposes of determining the Applicable Margin, the applicable corporate ratings from both S&P and Moody’s will be required to qualify for the applicable level set forth above; provided that if the corporate ratings from S&P and Moody’s fall within different levels, (i) the Applicable Margin will be based on the lower ratings level unless the higher applicable corporate rating is more than one level higher than the other corporate rating, in which case the Applicable Margin shall be the level immediately above the level corresponding to such lower corporate rating.

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Note: Applicable Margin for Term Loans will be fixed at closing based on the grid. Applicable Margin for Revolving Loans will initially be fixed at closing based on the grid but will be subject to adjustment based on a leverage based grid to be agreed, commencing with the first fiscal quarter after the Closing Date.